International Smart Sourcing, Inc.
320 Broad Hollow Road
Farmingdale, NY 11735

 July 10, 2007

Real Property Technologies, LLC.
One Old Country Road
Carle Place, New York 11514
Attn: Mr. Sam Barretta

     Re: Acquisition of Real Property Technologies, LLC (“RPT”)

Dear Sam:

     This letter confirms our understanding (“LOI”) in connection with the proposed purchase of 100% of the capital stock of Real Property Technologies, LLC. (“RPT”), a New York Limited Liability Company by International Smart Sourcing, Inc. (“ISSI”).

1. Terms. ISSI agrees to purchase 100% of the issued and outstanding membership interest of RPT for the insurance of 40,000,000 shares of common stock of ISSI and 80 shares of Series C Preferred Stock of ISSI (the “Preferred Stock”). The Preferred Stock shall have a liquidation value of $100,000 per share. For five years, on the anniversary of issuance ISSI shall either redeem 16 of the preferred shares by paying the holder the liquidation value of such shares or by issuing the holders 3,200,000 shares of common stock. The option of redeeming for cash or by issuing shares shall be at ISSI’s sole discretion. (The issuance of the 40,000,000 shares of common stock and 80 shares of Series C Preferred Stock is referred to as the “Purchase Price”). ISSI’s purchase of the capital stock (the “Transaction”) in exchange for the Purchase Price hereunder shall be subject to the completion of its due diligence review and the completion of RPT’s audited financial statements for the years ended December 31, 2006 and 2005 both of which shall be satisfactory to ISSI. RPT will own all of the capital stock of the subsidiaries listed on Schedule C hereto.

2. Payment of Purchase Price. At the Closing of the Transaction, ISSI shall cause its transfer agent to issue the securities comprising the purchase price.

3. Post-Acquisition Management Structure. Upon the closing of the Transaction, ISSI’s Board of Directors will be comprised of the three current directors of ISSI or its designees and three designees of RPT’s current controlling shareholders (the “RPT shareholders”). Michael Rakusin will be ISSI’s Chief Financial Officer. The executives identified on Schedule A hereto shall enter into employments agreements with ISSI.

4. Post-Acquisition Capital Structure of ISSI. Following the closing of the Transaction, ISSI shall have an aggregate of 54,974,435 shares of common stock outstanding. Except for the Preferred Stock and the securities identified on Schedule B hereto, ISSI shall have no securities outstanding.

5. Definitive Acquisition Agreement. ISSI, RPT and the RPT Insiders will prepare and sign a definitive acquisition agreement (the “Acquisition Agreement”) which agreement will contain customary representations and warranties.

6. Liquidity. At the closing of the Transaction (the “Closing”), ISSI will have cash on hand and no liabilities other than those disclosed in its 10-Q for the quarter ended March 30, 2007 (or any subsequently filed financial statement filed under the Securities Exchange Act of 1934 as amended) those incurred in the ordinary course of business. ISSI will be current in all of their 1934 Act filings.

7. No-Shop.

(a)	RPT and RPT Insiders (including any of their respective representatives, agents of affiliates) hereby agree, from that date hereof until October 31, 2007 that they will not enter into any discussions and/or negotiations pertaining to the acquisition of RPT or any of its affiliated subsidiaries with any other individual or entity. Until October 31, 2007, RPT will not enter into any agreement to acquire any other entity or substantially all of the assets of any other entity without the prior consent of ISSI.

(b)	ISSI hereby agrees from the date hereof until the Closing, that it will not enter into any discussions and/or negotiations pertaining to the acquisition of any entity which would result in the issuance or more the 5% of the capital stock of ISSI.

(c)	This No-Shop provision shall be binding on both parties provided that the Closing occurs no later than October 31, 2007

8. Confidentiality. Each of the parties understand that this LOI and the terms hereof are confidential and shall not be disclosed to any third party without the express written consent of the other party unless required by law. In the event that ISSI, as a reporting company under Section 12 of the Securities Exchange Act of 1934, is required to issue a press release or other disclosure, the RPT Insiders shall be given the opportunity to review such release.

9. Expenses. Each Party recognizes that they shall be responsible for their own fees and expenses incurred in connection with the Transaction.

10. Miscellaneous.

          a. The representations and warranties contained herein shall be true and accurate as of the date hereof and as of the Closing Date.

          b. This LOI may not be modified or amended except in writing signed by all parties.

          c. The LOI shall be governed by and interpreted under the laws of the State of New York.

          d. The LOI shall be legally binding with respect to Section 7 hereof.

     If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing this letter agreement in the space provided below, effective as of the date first mentioned above.

Very truly yours,
International Smart Sourcing, Inc

By:	/s/ David R.E. Hale
Name: David R.E. Hale
Title: President

AGREED AND ACCEPTED:

Real Property Technologies, LLC.

By:	/s/ Nick Barretta
Name: Nick Barretta
Title: President

Current Controlling Shareholders:

/s/ Santo Barretta
Santo (Sam) Barretta

/s/ Sanford J. Bleich
Sanford J. Bleich

/s/ Andrew Barretta
Andrew Barretta

/s/Gerard O’Hara
Gerard O’Hara